UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 13, 2015

On Deck Capital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36779	42-1709682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1400 Broadway, 25th Floor
New York, New York 10018
(Address of principal executive offices, including ZIP code)
(888) 269-4246
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
ODAP Credit Agreement Amendment
On August 13, 2015, OnDeck Asset Pool, LLC (“ODAP”), a wholly-owned subsidiary of On Deck Capital, Inc. (the “Company”), amended and restated its existing asset-backed revolving debt facility (the “ODAP Facility”) as described below. On that date, ODAP entered into that certain Amended and Restated Credit Agreement (the “ODAP A&R Credit Agreement”) with the Lenders party thereto from time to time and Jefferies Funding LLC, as Administrative Agent for the Lenders (the “ODAP Administrative Agent”), and Deutsche Bank Trust Company Americas, as Paying Agent and as Collateral Agent for the Secured Parties (the “ODAP Collateral Agent”). The ODAP A&R Credit Agreement amends the Credit Agreement (the “ODAP Credit Agreement”), dated as of August 15, 2014, as amended by that certain Amendment No. 1 to the ODAP Credit Agreement, dated as of May 1, 2015, by and among ODAP, as Borrower, the Lenders party thereto from time to time, Jefferies Mortgage Funding, LLC, as Administrative Agent for the Lenders, and the ODAP Collateral Agent. The ODAP Credit Agreement was previously filed as Exhibit 10.19 to the Company's Registration Statement on Form S-1 filed on November 10, 2014.
The ODAP A&R Credit Agreement provides for:

•
the conversion of the Lenders’ obligation from a commitment to make revolving loans to ODAP of up to $75 million to an agreement under which the Lenders are allowed to make, on an uncommitted basis, revolving loans to ODAP of up to $100 million;

•	the extension of the revolving termination date (i.e., the period during which ODAP is permitted to request the advance of revolving loans) by approximately one year to August 13, 2016;

•	the increase of the borrowing base advance rate from 90% to 95%; and

•	various related technical, definitional, conforming and other changes.
The foregoing description of the ODAP A&R Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the ODAP A&R Credit Agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2015.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2015	On Deck Capital, Inc.

/s/ Cory R. Kampfer
Cory R. Kampfer Chief Legal Officer